DISTRIBUTION/REPACKAGING AGREEMENT

This Agreement is entered into between NORTECH Forest Technologies, Inc. ("NORTECH") and Grant Laboratories, Inc. ("GLI"), and is effective as of October 7, 1997.

                                    RECITALS

         A. Whereas, NORTECH owns and seeks to protect by trade secret its deer repellent product named "Tree Guard"; and

         B. Whereas, NORTECH sub-license the same deer repellent product for the retail market under the name "This 1 Works" for Voluntary Purchasing Groups, Inc.; and

         G. Whereas, Grant seeks the exclusive right to market and sell said deer repellent product produced by NORTECH for the retail market with the exception of Tree Guard and This 1 Works;

         Now, therefore, it is agreed as follows:

NORTECH will sell to GLI, and GLI will purchase, the deer repellent product specified on the attached Exhibit A (the "Product") in prepackaged, finished form. The Product is identical in formulation to NORTECH's Tree Guard and will, as outlined in Schedule A attached and when used as directed, effectively deter deer from browsing.

NORTECH grants to GLI the exclusive right to distribute and sell the Product as packaged by NORTECH, pursuant to this agreement, to the retail market, under NORTECH's United States Environmental Protection Agency (EPA) registered label(s) for the term of this Agreement, except for the rights referred to in Recitals A and B above.

NORTECH undertakes with GLI not to sell, transfer, license or in any other fashion grant product manufacture or distribution privileges to any person or entity that would sell, consign or otherwise distribute the product to any retailers whatsoever, or any other party, except NORTECH may sell and distribute Tree Guard and one other deer repellent product to the retail market during the term of this Agreement, so long as GLI purchases a minimum of 5,000 cases of Product in each calendar year commencing January 1, 1998. (Any purchases made in 1997 will be applied to 1998.)

Neither party may use in any way the name or trademarks of the other party other than by agreement of the parties or as may be required by law.

I. TERMS OF SALE/PURCHASE. Price, discounts, rebates and terms of payment for the term of this Agreement are specified in Exhibit B. GLI shall have the option at any time during the term of this Agreement, subsequent to negotiations between the parties, to purchase the Product in bulk form. Any such bulk form agreement shall continue Grant's exclusivity in accordance with the terms of this Agreement.

         TAXES. If NORTECH is required to pay any sales, use, value-added or other taxes based on transactions subject to this Agreement (other than taxes based on NORTECH's income) such taxes shall be billed to and paid by GLI.

         FINANCIAL CONDITION. NORTECH may defer shipments, alter payment terms, or terminate this Agreement if GLI fails to pay any invoice in accordance with the terms of the Agreement. If GLI's financial condition becomes reasonably unsatisfactory to NORTECH, in addition to remedies provided elsewhere herein, NORTECH may require cash payments or satisfactory security for future deliveries.

         WARRANTY. NORTECH warrants that in the performance of this Agreement, it will comply with all applicable federal, state, and local laws and regulations; NORTECH warrants that the Products shipped hereunder shall conform to the specifications therefor and to the chemical description on the label and such label conforms to the EPA registered label therefor; that the Product will perform in accordance with the representations specified in Schedule A and NORTECH has no reason to believe the Product is not efficacious throughout the United States; that good title, free from any lawful encumbrance shall be transferred by NORTECH hereunder; that the Products sold by NORTECH to GLI will not infringe any United States patent; and that the Products sold to GLI hereunder comply with all governmental regulations. This is a guaranty under ss. 12(b)(1) of Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA"), 7 U.S.C. ss. 136(j)(b)(1). GLI warrants that in the performance of this Agreement, it will comply with all applicable federal, state and local laws and regulations. NORTECH MAKES NO OTHER WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE, NOR IS THERE ANY OTHER EXPRESS OR IMPLIED WARRANTY ON PRODUCTS SUBJECT HERETO. NORTECH SHALL NOT BE LIABLE FOR CONSEQUENTIAL DAMAGES EXCEPT FOR ACTS OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

         INDEMNIFICATION. NORTECH shall defend and indemnify GLI against all claims for property damage, personal injury, costs and expenses (including reasonable attorney's fees) suffered by third persons arising out of purchase, storage or use of, or any action taken or brought by the U.S. EPA or other governmental authority/agency against GLI arising out of, Products supplied to GLI hereunder whether arising in warranty, negligence or otherwise, except to the extent such claims arise out of GLI's negligence.

         GLI shall indemnify NORTECH against all claims for property damage, personal injury, costs and expenses (including reasonable attorney's fees) arising out of GLI's negligence in its storage, transportation and distribution of the Products it purchases including sales practices not in compliance with NORTECH's label specifications, except to the extent such claims arise out of NORTECH's negligence, provided, however, GLI shall not be liable for consequential damages except for acts of gross negligence or willful misconduct.

         TITLE AND RISK OF LOSS. Title and risk of loss of the Products shall pass to GLI under NORTECH's delivery to carrier, FOB Shenandoah, Iowa.

         FORCE MAJEURE. Deliveries may be suspended by either party in the event of war, fire, flood, labor trouble, breakage of equipment, accident, riot, act of governmental authority (including but not limited to the U.S. Environmental Protection Agency ["EPA"] or similar state agencies), acts of God, or contingencies beyond the reasonable control of such party, interfering with the production, supply, transportation, or sale of any of the Product covered by this Agreement, or in the event of inability to obtain on terms deemed by NORTECH to be practicable any raw material (including energy). Quantities so affected shall be eliminated from this Agreement without liability, or if by the mutual written agreement of both parties, may be deferred, but this Agreement shall otherwise remain unaffected.

II.      NORTECH EFFORTS

         FORMULATION. NORTECH will formulate the Product in accordance with the specifications outlined on Exhibit A and it will not change or alter the specification without notifying GLI. No such change will be made which adversely affects the efficacy of the Product.

         PACKAGE SIZE. NORTECH represents that it will not market its Tree Guard product in 24 ounce or half gallon containers.

III.     GLI EFFORTS

         PROMOTIONAL MATERIALS. GLI shall prepare and pay for all promotional materials for the Product, but all such materials must be approved in writing by NORTECH prior to their use, which shall not be unreasonably withheld. If such approval is not given within 10 working days, it shall be deemed approved.

         PRODUCTS STEWARDSHIP. GLI will use commercially reasonable best efforts ensure that each of its facilities that stocks, handles and ships Product shall be properly equipped to do so safely, in compliance with federal, state, and local regulations.

         CONTAINER APPROVAL. Containers used by GLI for repackaged Product shall be approved by NORTECH.

IV.      EPA REGISTRATION

         REGISTRATION. NORTECH shall exercise its best efforts (i) to maintain EPA registration number 66676-1 and (ii) to sub-register "Grant's Repels Deer" for the Product under FIFRA.

         MODIFICATION OF LABEL. NORTECH will use best efforts to obtain EPA approval of the following words on its label: Latex formulation, dries clear, leaves a nasty taste, pleasant odor, can be used on flowers, shrubs and trees. Upon EPA approval of these words, only GLI and NORTECH will have rights to use these words on labels intended for retail distribution.

         TESTING. NORTECH will conduct tests and use best efforts to obtain EPA approval of "rain resistant" and "lasts a full growing season" for label use. NORTECH will use its best efforts for such approval for two years. Upon EPA approval of these words, only GLI and NORTECH will have rights to use these words on labels intended for retail distribution.

         OTHER ANIMALS. NORTECH will pursue testing and approval to add other animals.

V.       STATE REGISTRATION

         NORTECH shall maintain and pay the cost of the license of Tree Guard in each state presently licensing Tree Guard. (Tree Guard is presently licensed in each state except California, Hawaii and Alaska.)

         NORTECH will use its best efforts for a period of two years to obtain registration for the Product in the State of California. NORTECH will bear all costs of registering Tree Guard in California.

         GLI will maintain and pay the costs of the registration of the Product in each state in which the Product is sold.

VI.      OTHER PROVISIONS

         TERM. This Agreement is effective as of the date specified above and shall continue in effect through December 31, 2003. Six months prior to the end of the initial term, the parties hereto shall negotiate in good faith an extension of this Agreement.

         TERMINATION. Either party may terminate this Agreement upon the other party's continuing breach of this Agreement after written notice by the non breaching party to the breaching party and a thirty (30) day opportunity to cure.

         GLI shall have the right to terminate this Agreement upon six (6) months written notice, provided, however, that upon giving of such notice GLI shall have the right to sell out its inventory into the marketplace and this Agreement shall continue in those aspects necessary to accommodate such sales. Moreover, GLI shall have the right to terminate this Agreement for cause if NORTECH fails (a) to obtain EPA and all other required federal registrations and sub-registrations,
         (b) deliver Product in accordance with the specifications and warranties contained herein. If the Agreement is terminated for cause, NORTECH will repurchase all of GLI Product inventory at cost.

         Paragraphs of this Agreement regarding warranties and Indemnification will survive the termination under all circumstances.

         EPA CANCELLATION. In the event that any Product is suspended and later canceled by EPA under Section 6 (7 U.S.C. ss. 136d) of the FIFRA, NORTECH hereby agrees to (i) accept return of GLI's inventory of the canceled Product and to credit GLI with the net invoice price of such inventory, and (ii) reimburse GLI or its parent corporation, Central Garden & Pet Company, for the cost of recall of Product, including without limitation, the cost of shelf and consumer recall.

         TERMS AND CONDITIONS. NORTECH standard terms and conditions outlined on Exhibit C will apply to each transaction hereunder.

         NON-ASSIGNABILITY. The rights and duties of GLI under this Agreement are not assignable or transferable to any other party, other than to a party controlling, controlled by, or under common control of GLI, without the prior written consent NORTECH, which consent shall not be unreasonably withheld.

         NON-WAIVER. Failure of either party to exercise any right under this Agreement on any occasion shall not in any way waive or reduce its right to exercise any right on any other occasion.

         AMENDMENTS. The terms and conditions herein may only be modified or added to by an amendment, expressly identified as such, signed by authorized representatives of both parties.

         ARBITRATION. Both parties agree that any disputes arising out of the performance of this Agreement will be resolved by arbitration conducted in accordance with the commercial rules of the American Arbitration Association.

         ENTIRETY. This Agreement, with the attached Schedule A and Exhibits A, B, and C constitutes the entire understanding between NORTECH and GLI regarding the Product. It supersedes all previous agreements and understanding and therefore represents the total current relationship.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the day and year first above written.

NORTECH Forest Technologies Inc.        Grant Laboratories, Inc.

By: /s/ Samuel D. Garst                 By: /s/ Louis Antonali

Name: Samuel D. Garst                   Name: Louis Antonali

Title: CEO & President                  Title: President

Date: Oct. 7, 1997                      Date: Oct. 16, 1997